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                                                                    Exhibit 99.1


          ENCORE ANNOUNCES OFFERING OF 8 MILLION SHARES OF COMMON STOCK

Fort Worth, Texas- November 10, 2003-Encore Acquisition Company ("Encore") (NYSE: EAC) announced today that the Company intends to offer 8 million shares of common stock to the public under the Company's shelf registration statement filed with the Securities and Exchange Commission in August 2003. The underwriters will be granted an option to purchase an additional 1.2 million shares of the Company's common stock to cover over-allotments, if any.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under securities laws of any state.

Joint book-running managers for the offering are Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. Co-managers will be: Goldman Sachs & Co., Petrie Parkman & Co. and Simmons & Company International. A preliminary prospectus supplement related to the public offering has been filed with the Securities and Exchange Commission. When available, copies of the preliminary prospectus supplement relating to the offering may be obtained from the offices of Deutsche Bank Securities Inc., 60 Wall Street, Fourth Floor, New York, New York 10005, and from the office of J.P. Morgan Securities Inc., Chase Distribution & Support Service, One Chase Manhattan Plaza, Floor 5B, New York, New York 10081, or by e-mail at Addressing.Services@jpmchase.com.

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore's oil and natural gas reserves are located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma, the Powder River Basin of Montana, the Paradox Basin of Utah and the North Louisiana Salt Basin of Louisiana.


Contacts:

Jonny Brumley
President
817-339-0902

Morris B. Smith
Executive Vice President and CFO
817-339-0908

Rani M. Wainwright
Assistant Treasurer
817-339-0919